Docusign Envelope ID: C98F5AA8-FF2E-4A84-8D32-BF33C49EAD7C
Expedia, Inc.
1111 Expedia Group Way West Seattle, WA 98119

Despegar.com, Corp.
Commerce House, Wickhams Cay 1
P.O. Box 3140, Road Town Tortola, British Virgin Islands
This letter agreement (“Letter Agreement”) by and between Despegar.com, Corp. (the “Company”) and Expedia, Inc. (“Expedia”) is effective as of September 13, 2024 (the “Agreement Date”) (the “Parties”). Reference is made to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017, by and among the Company, Expedia and the other shareholders named therein (as amended, restated or otherwise modified from time to time, the “IRA”). All capitalized terms, where not defined in this Letter Agreement, shall have the meanings set out in the IRA.
The Parties desire to extend the term of the registration rights provided in the IRA to Expedia, on the terms set forth in this Letter Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.
From and after the Agreement Date, the Parties agree as follows:
1.REGISTRATION RIGHTS. The Company hereby extends the registration rights provided to Expedia in Article II of the IRA, on the terms and conditions set forth in the IRA, for the period beginning upon the expiration of such rights with respect to Expedia and ending two years thereafter on September 22, 2026.
2.GENERAL. Except as expressly modified herein between the Parties, all terms, conditions and provisions of the IRA shall continue in full force and effect as set forth in the IRA immediately prior to the effectiveness of the Letter Agreement, including without limitation, the confidentiality provisions in Section 6.7 of the IRA. In the event of a conflict between the terms and conditions of the IRA and the terms and conditions of this Letter Agreement, the terms and conditions of this Letter Agreement shall prevail. Each Party represents and warrants to the other Party that this Letter Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein. Each Party agrees that the IRA, with the extension of Expedia’s registration rights in accordance with this Letter Agreement, constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein. This Letter Agreement shall not be modified or rescinded except in writing signed by all of the Parties. This Letter Agreement may be signed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. All signatures of the parties may be transmitted by facsimile or electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding on such Party. This Letter Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of Laws principles of such State. To the extent the Company or any of its Affiliates believes a disclosure of the existence of this Letter Agreement and/or any of its terms may be required under application law or regulation or the rules of any applicable securities exchange, the Parties shall coordinate to ensure appropriate redaction of Expedia’s commercially sensitive information is implemented to the satisfaction of Expedia prior to any such filing. This provision shall survive termination or expiry of this Letter Agreement.
[Signature page follows]

Docusign Envelope ID: C98F5AA8-FF2E-4A84-8D32-BF33C49EAD7C

Sincerely,
Expedia, Inc.

By:    /s/ Adrian Esguerra
Name: Adrian Esguerra
Title:    Vice President, Legal
Acknowledged and Agreed:
Despegar.com, Corp

By: Name: Title:

/s/ Monica Alexandra Soares da Silva
Monica Alexandra Soares da Silva General Counsel

Signature page to Letter Agreement